EXHIBIT 21.1

SUBSIDIARY COMPANIES AND STATE OR

JURISDICTION OF INCORPORATION

UNITED STATES -
Atwood Drilling, Inc.	Delaware	100%
Atwood Hunter Co.	Delaware	100%
Atwood Management, Inc.	Delaware	100%
Atwood Oceanics Management, LP	Delaware	100%
ATW Management, Inc.	Delaware	100%
Atwood Deep Seas, Ltd.	Texas	100%
FOREIGN -
Atwood Oceanics Drilling Pty. Ltd.	Australia	100%
Atwood Oceanics Australia Pty. Limited	Australia	100%
Atwood Oceanics Platforms Pty. Ltd.	Australia	100%
Atwood Oceanics Services Pty. Ltd.	Australia	100%
Atwood Oceanics West Tuna Pty. Ltd.	Australia	100%
Alpha Leasing Drilling Limited	Mauritius	100%
Atwood Oceanics Pacific Limited	Cayman Islands, B.W.I.	100%
Alpha Offshore Drilling Services Company	Cayman Islands, B.W.I.	100%
Atwood Oceanics International Limited	Cayman Islands, B.W.I.	100%
Swiftdrill Offshore Drilling Services Company	Cayman Islands, B.W.I.	100%
Swiftdrill, Inc.	Cayman Islands, B.W.I.	100%
Atwood Oceanics Leasing Limited	Malaysia	100%
Atwood Oceanics (M) Sdn. Bhd.	Malaysia	100%
Clearways Offshore Drilling Sdn. Bhd.	Malaysia	49%
Drillquest (M) Sdn. Bhd.	Malaysia	90%
PT Alpha Offshore Drilling	Indonesia	100%
PT Pentawood Offshore Drilling	Indonesia	80%
Aurora Offshore Services Gmbh	Germany	100%
Swiftdrill Nigeria Limited	Nigeria	60%
Alpha Offshore Drilling (Cambodia) Ltd.	Cambodia	100%
Alpha Offshore Drilling (S) Pte. Ltd.	Singapore	100%
Atwood Oceanics Services	Singapore	100%
Atwood Oceanics Malta Ltd.	Malta	100%
Atwood Offshore Drilling Limited	Hong Kong	100%
Atwood Oceanics (NZ) Limited	New Zealand	100%